UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2019

Monroe Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00866	27-4895840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 258-8300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

Notes Offering

On March 20, 2019, Monroe Capital Corporation (the “Company”) entered into subscription agreements with institutional investors in connection with a registered direct offering of $40,000,000 in additional aggregate principal amount of the Company’s 5.75% Notes due 2023 (the “Notes”). The Notes are a further issuance of notes initially issued by the Company on September 12, 2018 (the “2023 Notes”). The Notes mature on October 31, 2023, and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after October 31, 2020. The Notes will bear interest at a rate of 5.75% per year, payable quarterly on January 31, April 30, July 31 and October 31 of each year, beginning on April 30, 2019.

The description above is only a summary of the material provisions of the Subscription Agreement and is qualified in its entirety by reference to a copy of the form of Subscription Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Credit Facility Amendment

On March 20, 2019, Monroe Capital Corporation (the “Company”) entered into Amendment No. 1 to the Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Amendment”) with certain lenders party thereto and ING Capital LLC, as administrative agent. The Amendment amends the Company’s Second Amended and Restated Senior Secured Revolving Credit Agreement (the “Credit Facility”) to permit the Company to issue additional principal amount of its 5.75% Notes due 2023. The size, pricing and other significant terms of the Credit Facility remain unchanged.

The Credit Facility continues to be secured by substantially all of the Company’s assets (excluding, among other things, investments held in and by certain subsidiaries of the Company). The credit agreement and related agreements governing the Credit Facility required the Company to, among other things, (i) make representations and warranties regarding the collateral as well as the Company’s business and operations, (ii) agree to certain indemnification obligations, and (iii) agree to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar revolving credit facilities, including the covenants noted above and covenants related to: (A) limitations on the incurrence of additional indebtedness and liens, (B) limitations on certain investments, (C) limitations on certain asset transfers and restricted payments, (D) maintaining a minimum liquidity and net worth and (E) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries. The credit agreement and related documents also include usual and customary default provisions such as the failure to make timely payments under the facility, the occurrence of a change in control, and the failure by the Company to materially perform under the credit agreement and related agreements governing the facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

In addition to the asset coverage and senior debt coverage ratios described above, borrowings under the Credit Facility (and the incurrence of certain other permitted debt) will continue to be subject to compliance with a borrowing base that will apply different advance rates to different types of assets in the Company’s portfolio.

Borrowings under the Credit Facility will continue to be subject to the facility’s various covenants and the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Amendment and is qualified in its entirety by reference to a copy of the Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01. Financial Statements and Exhibits.

10.1	Form of Subscription Agreement

10.2	Amendment No. 1 to Second Amended and Restated Senior Secured Revolving Credit Agreement among the Company, as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated March 20, 2019

99.1	Press Release, dated March 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

By:	/s/ Aaron D. Peck
Name: Aaron D. Peck
Title: Chief Financial Officer

Dated: March 20, 2019